UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No. 2)*

Inphi Corporation

(Name of Issuer)

Common Stock

(Title of Class of Securities)

45772F107

(CUSIP Number)

December 31, 2013

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 45772F107		13 G

1	Names of Reporting Persons. Pacven Walden Ventures V, L.P.

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 2,021,291 shares of Common Stock (2)

	6	Shared Voting Power 0 shares

	7	Sole Dispositive Power 2,021,291 shares of Common Stock (2)

	8	Shared Dispositive Power 0 shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,021,291 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 6.7% (3)

12	Type of Reporting Person* PN

(1)              This Schedule 13G is filed by Pacven Walden Ventures V, L.P. (“Pacven V”), Pacven Walden Ventures Parallel V-A C.V. (“Pacven Parallel V-A”), Pacven Walden Ventures Parallel V-B C.V. (“Pacven Parallel V-B”), Pacven Walden Ventures V Associates Fund, L.P. (“Pacven Associates V”), Pacven Walden Ventures V-QP Associates Fund, L.P. (“Pacven Associates V-QP”), Pacven Walden Ventures VI, L.P. (“Pacven VI”), Pacven Walden Ventures Parallel VI, L.P. (“Pacven Parallel VI”), Lip-Bu Tan (“Tan”), Andrew Kau (“Kau”), Hock Voon Loo (“Loo”), Brian Chiang (“Chiang”, and together with Pacven V, Pacven Parallel V-A, Pacven Parallel V-B, Pacven Associates V, Pacven Associates V-QP, Pacven VI, Pacven Parallel VI, Tan, Kau and Loo, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)              The shares are held by Pacven V.  Pacven Walden Management V Co. Ltd. (“Pacven Mgmnt V”) is the general partner of Pacven V.  Pacven Mgmnt V holds voting and dispositive power of the shares held by Pacven V, however, disclaims beneficial ownership of the shares, except to the extent of its pecuniary interests therein.

(3)              Percent of class is based on 30,146,448 shares of Common Stock outstanding as of November 1, 2013 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 7, 2013.

CUSIP No. 45772F107		13 G

1	Names of Reporting Persons. Pacven Walden Ventures Parallel V-A C.V.

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization Netherlands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 46,579 shares of Common Stock (2)

	6	Shared Voting Power 0 shares

	7	Sole Dispositive Power 46,579 shares of Common Stock (2)

	8	Shared Dispositive Power 0 shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 46,579 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 0.2% (3)

12	Type of Reporting Person* PN

(1)         This Schedule 13G is filed by Pacven Walden Ventures V, L.P. (“Pacven V”), Pacven Walden Ventures Parallel V-A C.V. (“Pacven Parallel V-A”), Pacven Walden Ventures Parallel V-B C.V. (“Pacven Parallel V-B”), Pacven Walden Ventures V Associates Fund, L.P. (“Pacven Associates V”), Pacven Walden Ventures V-QP Associates Fund, L.P. (“Pacven Associates V-QP”), Pacven Walden Ventures VI, L.P. (“Pacven VI”), Pacven Walden Ventures Parallel VI, L.P. (“Pacven Parallel VI”), Lip-Bu Tan (“Tan”), Andrew Kau (“Kau”), Hock Voon Loo (“Loo”), Brian Chiang (“Chiang”, and together with Pacven V, Pacven Parallel V-A, Pacven Parallel V-B, Pacven Associates V, Pacven Associates V-QP, Pacven VI, Pacven Parallel VI, Tan, Kau and Loo, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)         The shares are held by Pacven Parallel V-A.  Pacven Walden Management V Co. Ltd. (“Pacven Mgmnt V”) is the general partner of Pacven Parallel V-A.  Pacven Mgmnt V holds voting and dispositive power of the shares held by Pacven Parallel V-A, however, disclaims beneficial ownership of the shares, except to the extent of its pecuniary interests therein.

(3)         Percent of class is based on 30,146,448 shares of Common Stock outstanding as of November 1, 2013 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 7, 2013.  .

CUSIP No. 45772F107		13 G

1	Names of Reporting Persons Pacven Walden Ventures Parallel V-B C.V.

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization Netherlands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 46,579 shares of Common Stock (2)

	6	Shared Voting Power 0 shares

	7	Sole Dispositive Power 46,579 shares of Common Stock (2)

	8	Shared Dispositive Power 0 shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 46,579 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 90 0.2% (3)

12	Type of Reporting Person* PN

(1)         This Schedule 13G is filed by Pacven Walden Ventures V, L.P. (“Pacven V”), Pacven Walden Ventures Parallel V-A C.V. (“Pacven Parallel V-A”), Pacven Walden Ventures Parallel V-B C.V. (“Pacven Parallel V-B”), Pacven Walden Ventures V Associates Fund, L.P. (“Pacven Associates V”), Pacven Walden Ventures V-QP Associates Fund, L.P. (“Pacven Associates V-QP”), Pacven Walden Ventures VI, L.P. (“Pacven VI”), Pacven Walden Ventures Parallel VI, L.P. (“Pacven Parallel VI”), Lip-Bu Tan (“Tan”), Andrew Kau (“Kau”), Hock Voon Loo (“Loo”), Brian Chiang (“Chiang”, and together with Pacven V, Pacven Parallel V-A, Pacven Parallel V-B, Pacven Associates V, Pacven Associates V-QP, Pacven VI, Pacven Parallel VI, Tan, Kau and Loo, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)         The shares are held by Pacven Parallel V-B.  Pacven Walden Management V Co. Ltd. (“Pacven Mgmnt V”) is the general partner of Pacven Parallel V-B.  Pacven Mgmnt V holds voting and dispositive power of the shares held by Pacven Parallel V-B, however, disclaims beneficial ownership of the shares, except to the extent of its pecuniary interests therein.

(3)         Percent of class is based on 30,146,448 shares of Common Stock outstanding as of November 1, 2013 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 7, 2013.  .

CUSIP No. 45772F107		13 G

1	Names of Reporting Persons Pacven Walden Ventures V Associates Fund, L.P.

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 4,955 shares of Common stock (2)

	6	Shared Voting Power 0 shares

	7	Sole Dispositive Power 4,955 shares of Common stock (2)

	8	Shared Dispositive Power 0 shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 4,955 shares of Common stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 0.0% (3)

12	Type of Reporting Person* PN

(1)         This Schedule 13G is filed by Pacven Walden Ventures V, L.P. (“Pacven V”), Pacven Walden Ventures Parallel V-A C.V. (“Pacven Parallel V-A”), Pacven Walden Ventures Parallel V-B C.V. (“Pacven Parallel V-B”), Pacven Walden Ventures V Associates Fund, L.P. (“Pacven Associates V”), Pacven Walden Ventures V-QP Associates Fund, L.P. (“Pacven Associates V-QP”), Pacven Walden Ventures VI, L.P. (“Pacven VI”), Pacven Walden Ventures Parallel VI, L.P. (“Pacven Parallel VI”), Lip-Bu Tan (“Tan”), Andrew Kau (“Kau”), Hock Voon Loo (“Loo”), Brian Chiang (“Chiang”, and together with Pacven V, Pacven Parallel V-A, Pacven Parallel V-B, Pacven Associates V, Pacven Associates V-QP, Pacven VI, Pacven Parallel VI, Tan, Kau and Loo, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)         The shares are held by Pacven Associates V.  Pacven Walden Management V Co. Ltd. (“Pacven Mgmnt V”) is the general partner of Pacven Associates V.  Pacven Mgmnt V holds voting and dispositive power of the shares held by Pacven Associates V, however, disclaims beneficial ownership of the shares, except to the extent of its pecuniary interests therein.

(3)         Percent of class is based on 30,146,448 shares of Common Stock outstanding as of November 1, 2013 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 7, 2013.  .

CUSIP No. 45772F107		13 G

1	Names of Reporting Persons Pacven Walden Ventures V-QP Associates Fund, L.P.

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 32,584 shares of Common stock (2)

	6	Shared Voting Power 0 shares

	7	Sole Dispositive Power 32,584 shares of Common stock (2)

	8	Shared Dispositive Power 0 shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 32,584 shares of Common stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 0.1% (3)

12	Type of Reporting Person* PN

(1)         This Schedule 13G is filed by Pacven Walden Ventures V, L.P. (“Pacven V”), Pacven Walden Ventures Parallel V-A C.V. (“Pacven Parallel V-A”), Pacven Walden Ventures Parallel V-B C.V. (“Pacven Parallel V-B”), Pacven Walden Ventures V Associates Fund, L.P. (“Pacven Associates V”), Pacven Walden Ventures V-QP Associates Fund, L.P. (“Pacven Associates V-QP”), Pacven Walden Ventures VI, L.P. (“Pacven VI”), Pacven Walden Ventures Parallel VI, L.P. (“Pacven Parallel VI”), Lip-Bu Tan (“Tan”), Andrew Kau (“Kau”), Hock Voon Loo (“Loo”), Brian Chiang (“Chiang”, and together with Pacven V, Pacven Parallel V-A, Pacven Parallel V-B, Pacven Associates V, Pacven Associates V-QP, Pacven VI, Pacven Parallel VI, Tan, Kau and Loo, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)         The shares are held by Pacven Associates V-QP.  Pacven Walden Management V Co. Ltd. (“Pacven Mgmnt V”) is the general partner of Pacven Associates V-QP.  Pacven Mgmnt V holds voting and dispositive power of the shares held by Pacven Associates V-QP, however, disclaims beneficial ownership of the shares, except to the extent of its pecuniary interests therein.

(3)         Percent of class is based on 30,146,448 shares of Common Stock outstanding as of November 1, 2013 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 7, 2013.  .

CUSIP No. 45772F107		13 G

1	Names of Reporting Persons Pacven Walden Ventures VI, L.P.

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 714,816 shares of Common stock (2)

	6	Shared Voting Power 0 shares

	7	Sole Dispositive Power 714,816 shares of Common stock (2)

	8	Shared Dispositive Power 0 shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 714,816 shares of Common stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 2.4% (3)

12	Type of Reporting Person* PN

(1)         This Schedule 13G is filed by Pacven Walden Ventures V, L.P. (“Pacven V”), Pacven Walden Ventures Parallel V-A C.V. (“Pacven Parallel V-A”), Pacven Walden Ventures Parallel V-B C.V. (“Pacven Parallel V-B”), Pacven Walden Ventures V Associates Fund, L.P. (“Pacven This Schedule 13G is filed by Pacven Walden Ventures V, L.P. (“Pacven V”), Pacven Walden Ventures Parallel V-A C.V. (“Pacven Parallel V-A”), Pacven Walden Ventures Parallel V-B C.V. (“Pacven Parallel V-B”), Pacven Walden Ventures V Associates Fund, L.P. (“Pacven Associates V”), Pacven Walden Ventures V-QP Associates Fund, L.P. (“Pacven Associates V-QP”), Pacven Walden Ventures VI, L.P. (“Pacven VI”), Pacven Walden Ventures Parallel VI, L.P. (“Pacven Parallel VI”), Lip-Bu Tan (“Tan”), Andrew Kau (“Kau”), Hock Voon Loo (“Loo”), Brian Chiang (“Chiang”, and together with Pacven V, Pacven Parallel V-A, Pacven Parallel V-B, Pacven Associates V, Pacven Associates V-QP, Pacven VI, Pacven Parallel VI, Tan, Kau and Loo, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)         The shares are held by Pacven VI.  Pacven Walden Management VI Co. Ltd. (“Pacven Mgmnt VI”) is the general partner of Pacven VI.  Pacven Mgmnt VI holds voting and dispositive power of the shares held by Pacven VI, however, disclaims beneficial ownership of the shares, except to the extent of its pecuniary interests therein.

(3)         Percent of class is based on 30,146,448 shares of Common Stock outstanding as of November 1, 2013 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 7, 2013.  .

CUSIP No. 45772F107		13 G

1	Names of Reporting Persons Pacven Walden Ventures Parallel VI, L.P.

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 55,659 shares of Common stock (2)

	6	Shared Voting Power 0 shares

	7	Sole Dispositive Power 55,659 shares of Common stock (2)

	8	Shared Dispositive Power 0 shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 55,659 shares of Common stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 0.2% (3)

12	Type of Reporting Person* PN

(1)         This Schedule 13G is filed by Pacven Walden Ventures V, L.P. (“Pacven V”), Pacven Walden Ventures Parallel V-A C.V. (“Pacven Parallel V-A”), Pacven Walden Ventures Parallel V-B C.V. (“Pacven Parallel V-B”), Pacven Walden Ventures V Associates Fund, L.P. (“Pacven Associates V”), Pacven Walden Ventures V-QP Associates Fund, L.P. (“Pacven Associates V-QP”), Pacven Walden Ventures VI, L.P. (“Pacven VI”), Pacven Walden Ventures Parallel VI, L.P. (“Pacven Parallel VI”), Lip-Bu Tan (“Tan”), Andrew Kau (“Kau”), Hock Voon Loo (“Loo”), Brian Chiang (“Chiang”, and together with Pacven V, Pacven Parallel V-A, Pacven Parallel V-B, Pacven Associates V, Pacven Associates V-QP, Pacven VI, Pacven Parallel VI, Tan, Kau and Loo, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)         The shares are held by Pacven Parallel VI.  Pacven Walden Management VI Co. Ltd. (“Pacven Mgmnt VI”) is the general partner of Pacven Parallel VI.  Pacven Mgmnt VI holds voting and dispositive power of the shares held by Pacven Parallel VI, however, disclaims beneficial ownership of the shares, except to the extent of its pecuniary interests therein.

(3)         Percent of class is based on 30,146,448 shares of Common Stock outstanding as of November 1, 2013 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 7, 2013.  .

CUSIP No. 45772F107		13 G

1	Names of Reporting Persons Lip-Bu Tan

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 3,982 shares

	6	Shared Voting Power 2,922,463 shares of Common Stock (2)

	7	Sole Dispositive Power 3,982 shares

	8	Shared Dispositive Power 2,922,463 shares of Common Stock (2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,926,445 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 9.7% (3)

12	Type of Reporting Person* IN

(1)                     This Schedule 13G is filed by Pacven Walden Ventures V, L.P. (“Pacven V”), Pacven Walden Ventures Parallel V-A C.V. (“Pacven Parallel V-A”), Pacven Walden Ventures Parallel V-B C.V. (“Pacven Parallel V-B”), Pacven Walden Ventures V Associates Fund, L.P. (“Pacven Associates V”), Pacven Walden Ventures V-QP Associates Fund, L.P. (“Pacven Associates V-QP”), Pacven Walden Ventures VI, L.P. (“Pacven VI”), Pacven Walden Ventures Parallel VI, L.P. (“Pacven Parallel VI”), Lip-Bu Tan (“Tan”), Andrew Kau (“Kau”), Hock Voon Loo (“Loo”), Brian Chiang (“Chiang”, and together with Pacven V, Pacven Parallel V-A, Pacven Parallel V-B, Pacven Associates V, Pacven Associates V-QP, Pacven VI, Pacven Parallel VI, Tan, Kau and Loo, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)                     Includes: (i) 2,021,291 shares held by Pacven V, 46,579 shares held by Pacven Parallel V-A, 46,579 shares held by Pacven Parallel V-B, 4,955 shares held by Pacven Associates V, 32,584 shares held by Pacven Associates V-QP, 714,816 shares held by Pacven VI, 55,659 shares held by Pacven Parallel VI. The reporting person is the sole director and a member of the Investment Committee of Pacven Walden Management V Co. Ltd. (“Pacven Mgmnt V”) and Pacven Walden Management VI Co. Ltd. (“Pacven Mgmnt VI”).  Pacven Mgmnt V is the general partner of Pacven V, Pacven Parallel V-A, Pacven Parallel V-B, Pacven Associates V-QP and Pacven Associates V.  Pacven Mgmnt VI is the general partner of Pacven VI and Pacven Parallel VI. The reporting person disclaims beneficial ownership of these partnerships’ shares except as to the reporting person’s pecuniary interest in the partnerships.

(3)                     Percent of class is based on 30,146,448 shares of Common Stock outstanding as of November 1, 2013 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 7, 2013.  .

CUSIP No. 45772F107		13 G

1	Names of Reporting Persons Andrew Kau

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 2,922,463 shares of Common Stock (2)

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 2,922,463 shares of Common Stock (2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,922,463 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 9.7% (3)

12	Type of Reporting Person* IN

(1)                                 This Schedule 13G is filed by Pacven Walden Ventures V, L.P. (“Pacven V”), Pacven Walden Ventures Parallel V-A C.V. (“Pacven Parallel V-A”), Pacven Walden Ventures Parallel V-B C.V. (“Pacven Parallel V-B”), Pacven Walden Ventures V Associates Fund, L.P. (“Pacven Associates V”), Pacven Walden Ventures V-QP Associates Fund, L.P. (“Pacven Associates V-QP”), Pacven Walden Ventures VI, L.P. (“Pacven VI”), Pacven Walden Ventures Parallel VI, L.P. (“Pacven Parallel VI”), Lip-Bu Tan (“Tan”), Andrew Kau (“Kau”), Hock Voon Loo (“Loo”), Brian Chiang (“Chiang”, and together with Pacven V, Pacven Parallel V-A, Pacven Parallel V-B, Pacven Associates V, Pacven Associates V-QP, Pacven VI, Pacven Parallel VI, Tan, Kau and Loo, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)                                 Includes: (i) 2,021,291 shares held by Pacven V, 46,579 shares held by Pacven Parallel V-A, 46,579 shares held by Pacven Parallel V-B, 4,955 shares held by Pacven Associates V, 32,584 shares held by Pacven Associates V-QP, 714,816 shares held by Pacven VI, and 55,659 shares held by Pacven Parallel VI.  The Reporting Person is a member of the Investment Committee of Pacven Walden Management V Co. Ltd. (“Pacven Mgmnt V”) and Pacven Walden Management VI Co. Ltd. (“Pacven Mgmnt VI”).  Pacven Mgmnt V is the general partner of Pacven V, Pacven Parallel V-A, Pacven Parallel V-B, Pacven Associates V-QP and Pacven Associates V.  Pacven Mgmnt VI is the general partner of Pacven VI and Pacven Parallel VI.  The reporting person disclaims beneficial ownership of these partnerships’ shares except as to the reporting person’s pecuniary interest in the partnerships.

(3)                                 Percent of class is based on 30,146,448 shares of Common Stock outstanding as of November 1, 2013 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 7, 2013.

CUSIP No. 45772F107		13 G

1	Names of Reporting Persons Hock Voon Loo

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 2,922,463 shares of Common Stock (2)

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 2,922,463 shares of Common Stock (2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,922,463 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 9.7% (3)

12	Type of Reporting Person* IN

(1)                                 This Schedule 13G is filed by Pacven Walden Ventures V, L.P. (“Pacven V”), Pacven Walden Ventures Parallel V-A C.V. (“Pacven Parallel V-A”), Pacven Walden Ventures Parallel V-B C.V. (“Pacven Parallel V-B”), Pacven Walden Ventures V Associates Fund, L.P. (“Pacven Associates V”), Pacven Walden Ventures V-QP Associates Fund, L.P. (“Pacven Associates V-QP”), Pacven Walden Ventures VI, L.P. (“Pacven VI”), Pacven Walden Ventures Parallel VI, L.P. (“Pacven Parallel VI”), Lip-Bu Tan (“Tan”), Andrew Kau (“Kau”), Hock Voon Loo (“Loo”), Brian Chiang (“Chiang”, and together with Pacven V, Pacven Parallel V-A, Pacven Parallel V-B, Pacven Associates V, Pacven Associates V-QP, Pacven VI, Pacven Parallel VI, Tan, Kau and Loo, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)                                 Includes: (i) 2,021,291 shares held by Pacven V, 46,579 shares held by Pacven Parallel V-A, 46,579 shares held by Pacven Parallel V-B, 4,955 shares held by Pacven Associates V, 32,584 shares held by Pacven Associates V-QP, 714,816 shares held by Pacven VI, and 55,659 shares held by Pacven Parallel VI.  The Reporting Person is a member of the Investment Committee of Pacven Walden Management V Co. Ltd. (“Pacven Mgmnt V”) and Pacven Walden Management VI Co. Ltd. (“Pacven Mgmnt VI”).  Pacven Mgmnt V is the general partner of Pacven V, Pacven Parallel V-A, Pacven Parallel V-B, Pacven Associates V-QP and Pacven Associates V.  Pacven Mgmnt VI is the general partner of Pacven VI and Pacven Parallel VI.  The reporting person disclaims beneficial ownership of these partnerships’ shares except as to the reporting person’s pecuniary interest in the partnerships.

(3)                                 Percent of class is based on 30,146,448 shares of Common Stock outstanding as of November 1, 2013 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 7, 2013.

CUSIP No. 45772F107		13 G

1	Names of Reporting Persons Brian Chiang

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 2,922,463 shares of Common Stock (2)

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 2,922,463 shares of Common Stock (2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,922,463 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 9.7% (3)

12	Type of Reporting Person* IN

(1)                                 This Schedule 13G is filed by Pacven Walden Ventures V, L.P. (“Pacven V”), Pacven Walden Ventures Parallel V-A C.V. (“Pacven Parallel V-A”), Pacven Walden Ventures Parallel V-B C.V. (“Pacven Parallel V-B”), Pacven Walden Ventures V Associates Fund, L.P. (“Pacven Associates V”), Pacven Walden Ventures V-QP Associates Fund, L.P. (“Pacven Associates V-QP”), Pacven Walden Ventures VI, L.P. (“Pacven VI”), Pacven Walden Ventures Parallel VI, L.P. (“Pacven Parallel VI”), Lip-Bu Tan (“Tan”), Andrew Kau (“Kau”), Hock Voon Loo (“Loo”), Brian Chiang (“Chiang”, and together with Pacven V, Pacven Parallel V-A, Pacven Parallel V-B, Pacven Associates V, Pacven Associates V-QP, Pacven VI, Pacven Parallel VI, Tan, Kau and Loo, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)                                 Includes: (i) 2,021,291 shares held by Pacven V, 46,579 shares held by Pacven Parallel V-A, 46,579 shares held by Pacven Parallel V-B, 4,955 shares held by Pacven Associates V, 32,584 shares held by Pacven Associates V-QP, 714,816 shares held by Pacven VI, and 55,659 shares held by Pacven Parallel VI.  The Reporting Person is a member of the Investment Committee of Pacven Walden Management V Co. Ltd. (“Pacven Mgmnt V”) and Pacven Walden Management VI Co. Ltd. (“Pacven Mgmnt VI”).  Pacven Mgmnt V is the general partner of Pacven V, Pacven Parallel V-A, Pacven Parallel V-B, Pacven Associates V-QP and Pacven Associates V.  Pacven Mgmnt VI is the general partner of Pacven VI and Pacven Parallel VI. The reporting person disclaims beneficial ownership of these partnerships’ shares except as to the reporting person’s pecuniary interest in the partnerships.

(3)                                 Percent of class is based on 30,146,448 shares of Common Stock outstanding as of November 1, 2013 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 7, 2013.

Item 1
(a)	Name of Issuer: Inphi Corporation
Address of Issuer’s Principal Executive Offices: 3945 Freedom Circle, Suite 1100 Santa Clara, CA 95054

Item 2
(a)

Name of Person(s) Filing:
Pacven Walden Ventures V, L.P. (“Pacven V”)

Pacven Walden Ventures Parallel V-A C.V. (“Pacven Parallel V-A”)

Pacven Walden Ventures Parallel V-B C.V. (“Pacven Parallel V-B”)

Pacven Walden Ventures V Associates Fund, L.P. (“Pacven Associates V”)

Pacven Walden Ventures V-QP Associates Fund, L.P. (“Pacven Associates V-QP”)

Pacven Walden Ventures VI, L.P. (“Pacven VI”)

Pacven Walden Ventures Parallel VI, L.P. (“Pacven Parallel VI”)

Lip-Bu Tan (“Tan”)

Andrew Kau (“Kau”)

Hock Voon Loo (“Loo”)

Brian Chiang (“Chiang”)

(b)	Address of Principal Business Office: One California Street, Suite 2800 San Francisco, CA 94111
(c)	Citizenship:

	Entities:	Pacven V	-	Cayman Islands
		Pacven Parallel V-A	-	Netherlands
		Pacven Parallel V-B	-	Netherlands
		Pacven Associates V	-	Cayman Islands
		Pacven Associates V-QP	-	Cayman Islands
		Pacven VI	-	Cayman Islands
		Pacven Parallel VI	-	Cayman Islands

	Individuals:	Tan	-	United States of America
		Kau	-	United States of America
		Loo	-	Singapore
		Chiang	-	United States of America

(d)	Title of Class of Securities: Common Stock
(e)	CUSIP Number: 45772F107

Item 3	Not applicable.

Item 4	Ownership.
The following information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2013:

Reporting Persons	Shares Held Directly	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power	Beneficial Ownership	Percentage of Class (1)
Pacven V	2,021,291	2,021,291	0	2,021,291	0	2,021,291	6.7%
Pacven Parallel V-A	46,579	46,579	0	46,579	0	46,579	0.2%
Pacven Parallel V-B	46,579	46,579	0	46,579	0	46,579	0.2%
Pacven Associates V	4,955	4,955	0	4,955	0	4,955	0.0%
Pacven Associates V-QP	32,584	32,584	0	32,584	0	32,584	0.1%
Pacven VI	714,816	714,816	0	714,816	0	714,816	2.4%
Pacven Parallel VI	55,659	55,659	0	55,659	0	55,659	0.2%
Tan	3,982	3,982	2,922,463	3,982	2,922,463	2,926,445	9.7%
Kau	0	0	2,922,463	0	2,922,463	2,922,463	9.7%
Loo	0	0	2,922,463	0	2,922,463	2,922,463	9.7%
Chiang	0	0	2,922,463	0	2,922,463	2,922,463	9.7%

(1)                      Percent of class is based on 30,146,448 shares of Common Stock outstanding as of December 31, 2013.

Item 5	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof, the reporting persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following:   ☐

Item 6	Ownership of More than Five Percent on Behalf of Another Person.
Not applicable.

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
Not applicable.

Item 8	Identification and Classification of Members of the Group.
Not applicable.

Item 9	Notice of Dissolution of Group.
Not applicable.

Item 10	Certification.
Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2012

Pacven Walden Ventures V, L.P.

By:	Pacven Walden Management V Co. Ltd
Its:	General Partner

By:	/s/ Lip-Bu Tan
Name:	Lip-Bu Tan, Director

Pacven Walden Ventures Parallel V-A C.V.

By:	Pacven Walden Management V Co. Ltd
Its:	General Partner

By:	/s/ Lip-Bu Tan
Name:	Lip-Bu Tan, Director

Pacven Walden Ventures Parallel V-B C.V.

By:	Pacven Walden Management V Co. Ltd
Its:	General Partner

By:	/s/ Lip-Bu Tan
Name:	Lip-Bu Tan, Director

Pacven Walden Ventures V Associates Fund, L.P.

By:	Pacven Walden Management V Co. Ltd
Its:	General Partner

By:	/s/ Lip-Bu Tan
Name:	Lip-Bu Tan, Director

Pacven Walden Ventures V-QP Associates Fund, L.P.

By:	Pacven Walden Management V Co. Ltd
Its:	General Partner

By:	/s/ Lip-Bu Tan
Name:	Lip-Bu Tan, Director

Pacven Walden Ventures VI, L.P.

By:	Pacven Walden Management V Co. Ltd
Its:	General Partner

By:	/s/ Lip-Bu Tan
Name:	Lip-Bu Tan, Director

Pacven Walden Ventures Parallel VI, L.P.

By:	Pacven Walden Management V Co. Ltd
Its:	General Partner

By:	/s/ Lip-Bu Tan
Name:	Lip-Bu Tan, Director

/s/ Lip-Bu Tan
Lip-Bu Tan

/s/ Andrew Kau
Andrew Kau

/s/ Hock Voon Loo
Hock Voon Loo

/s/ Brian Chiang
Brian Chiang

Exhibit(s):

A - Joint Filing Statement

EXHIBIT A

JOINT FILING STATEMENT

We, the undersigned, hereby express our agreement that the attached Schedule 13G (or any amendments thereto) relating to the Common Stock of Inphi Corporation is filed on behalf of each of us.

Dated: February 14, 2012

Pacven Walden Ventures V, L.P.

By:	Pacven Walden Management V Co. Ltd
Its:	General Partner

By:	/s/ Lip-Bu Tan
Name:	Lip-Bu Tan, Director

Pacven Walden Ventures Parallel V-A C.V.

By:	Pacven Walden Management V Co. Ltd
Its:	General Partner

By:	/s/ Lip-Bu Tan
Name:	Lip-Bu Tan, Director

Pacven Walden Ventures Parallel V-B C.V.

By:	Pacven Walden Management V Co. Ltd
Its:	General Partner

By:	/s/ Lip-Bu Tan
Name:	Lip-Bu Tan, Director

Pacven Walden Ventures V Associates Fund, L.P.

By:	Pacven Walden Management V Co. Ltd
Its:	General Partner

By:	/s/ Lip-Bu Tan
Name:	Lip-Bu Tan, Director

Pacven Walden Ventures V-QP Associates Fund, L.P.

By:	Pacven Walden Management V Co. Ltd
Its:	General Partner

By:	/s/ Lip-Bu Tan
Name:	Lip-Bu Tan, Director

Pacven Walden Ventures VI, L.P.

By:	Pacven Walden Management V Co. Ltd
Its:	General Partner

By:	/s/ Lip-Bu Tan
Name:	Lip-Bu Tan, Director

Pacven Walden Ventures Parallel VI, L.P.

By:	Pacven Walden Management V Co. Ltd
Its:	General Partner

By:	/s/ Lip-Bu Tan
Name:	Lip-Bu Tan, Director

/s/ Lip-Bu Tan
Lip-Bu Tan

/s/ Andrew Kau
Andrew Kau

/s/ Hock Voon Loo
Hock Voon Loo

/s/ Brian Chiang
Brian Chiang